NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Alliant Energy Corporation

Re:	Alliant Energy Corporation Blackout Period

Date:	August 31, 2007

        This notice is to inform you, as directors and executive officers of Alliant Energy Corporation (the “Company”), that the Alliant Energy Corporation 401(k) Savings Plan (the “Plan”) will be subject to a “blackout period” during which Plan participants will be unable to direct or diversify investments in their individual Plan accounts, change elections regarding future contributions, obtain any loan, withdrawal or distribution from the Plan. The blackout period is necessary for administrative reasons to implement a change in service provider for the Plan.

        In addition, as described below, this blackout period will also prohibit you from purchasing, selling or transferring Alliant Energy Corporation common stock outside of the Plan, whether or not you are a participant in, or eligible to participate in, the Plan. The Plan blackout period is expected to begin on October 1, 2007 at 3:00 p.m. (Central Time) and end during the calendar week beginning October 28, 2007.

        In accordance with the Sarbanes-Oxley Act of 2002, the SEC’s Regulation BTR prohibits the Company’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of the Company’s common stock or other equity securities of the Company, including pursuant to options to acquire common stock and other derivative securities, during the Plan blackout period. This trading restriction bars directors and executive officers from trading within the Plan as well as trading outside the Plan. Again, the Plan blackout period, and thus the period in which you are prohibited from trading Company shares, is expected to begin on October 1, 2007 at 3:00 p.m. (Central Time) and end during the calendar week beginning October 28, 2007.

        The trading restriction during the Plan blackout period is subject to certain exceptions. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of the Company’s common stock or other equity securities during the blackout period. Even if you think an exception applies to you, we ask that you not trade any Company security or derivative during the blackout period, unless you have advance written permission from F.J. Buri, the Company’s Corporate Secretary.

        If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact F.J. Buri, the Company’s Corporate Secretary, 4902 N. Biltmore Lane, Madison, Wisconsin 53718, 608-458-5562. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Buri at the address and phone number listed above.